Exhibit 4.8
 MARQUIS, A CONDOMINIUM
AGREEMENT FOR SALE

ORAL REPRESENTATIONS CANNOT BE RELIED UPON AS CORRECTLY STATING THE REPRESENTATIONS OF THE DEVELOPER. FOR CORRECT REPRESENTATIONS, REFERENCE SHOULD BE MADE TO THIS AGREEMENT AND THE DOCUMENTS REQUIRED BY SECTION 718.503, FLORIDA STATUTES, TO BE FURNISHED BY A DEVELOPER TO A BUYER OR LESSEE.

THIS AGREEMENT is between Leviev Boymelgreen Marquis Developers, L.L.C., a Florida limited liability company, with an address at 444 Brickell Avenue, Suite 650, Miami, Florida 33131 (referred to as "Seller" or "Developer") and the party or parties indicated below (referred to as "Buyer").

BUYER(S)
1.	Optibase Real Estate Miami LLC, a Delaware limited liability company
2.
3.
4.

Buyer Address:	P.O. Box 448
City:	Mountain View	State:	California Zip:	94042	Country:	United States
Home Telephone:					Fax Number:
Cellular Telephone:					Social Security/Passport No.
Business Telephone:					Social Security/Passport No.
E-Mail:

Date of Purchase December 30, 2010 Units Purchased:  21 Units identified on Exhibit A attached hereto.

In this Agreement the words "I", "me", "my", "mine" and "Buyer" mean Buyer listed above who has signed this Agreement. The words "you", "your", "Seller" and "Developer" mean Leviev Boymelgreen Marquis Developers, L.L.C. "We" and "our" mean all parties to this Agreement.

This Agreement contains our respective legal rights and obligations concerning the sale by Seller and purchase by Buyer of the twenty-one (21) condominium units identified on Exhibit A attached hereto (collectively, the "Units" and each individually, a “Unit”). Buyer understands that this Agreement is intended to be legally enforceable and binding upon each of us.

1.             Purchase and Sale. Buyer agrees to buy and Seller agrees to sell to Buyer (on terms contained below) the Units located in the City of Miami, County of Miami-Dade, Florida in the Marquis, a Condominium ("Condominium"), created by Declaration, recorded in Official Records Book 26920 Page 3495 of the Public Records of Miami-Dade County, Florida (as amended from time to time, the “Declaration”). The Units and the Condominium are described in greater detail in the Declaration, a copy of which is included in the Prospectus and its exhibits ("Condominium Documents") that the Buyer has received, which also describes Marquis Condominium Association, Inc. ("Condominium Association"), the entity responsible for the operation of the Condominium, Marquis Master Association, Inc. ("Master Association"), the entity that may be responsible for operation of a portion of the building in which the Condominium is located ("Building"), the hotel unit owner ("Hotel Unit Owner") maintaining certain facilities in the Building and the garage and parking areas. The purchase price shall also include the use of one parking space for each Unit, which parking spaces are identified on Exhibit B attached hereto.  The purchase price also includes the use of one storage locker for each Unit, which storage lockers are numbered the same as each Unit number.

The Total Purchase Price for the Units is $8,822,790.13. Buyer agrees to pay the Total Purchase Price by making the following payments in U.S. funds, as follows:

Deposit received this date	$ 100,000.00
Balance Due at closing of title ("Closing") subject to prorations and adjustments set forth in this Agreement.	$8,722,790.13
TOTAL PURCHASE PRICE	$8,822,790.13

In addition to the foregoing, Buyer shall be obligated to pay certain other sums described in Section 9 and elsewhere in this Agreement. Buyer understands and agrees that the Total Purchase Price of the Units is not based solely upon the size of the Units, but is also based on a number of different factors, including, without limitation, the location of the Units within the Building, the floor level of the Units within the Building, ceiling heights within the Units and/or sizes of balconies, terraces, and/or patios and/or any other special appurtenant rights attached to the Units.

Closing Date: On or before December 31, 2010 at 11:00 a.m. (See Section 7 below)

The Units ____________/have XX have not been previously occupied.

(INITIAL ONLY ONE)

____X______	At closing, the Units shall be conveyed free and clear of all tenancies and possessory rights, and as such, Seller shall convey exclusive possession of the Units at closing; or

__________
Buyer agrees to accept title to certain Units subject to a lease (and in that regard, this Agreement is also subject to the attached Leased Units Amendment). Buyer understands and agrees that there is no assurance as to a tenant’s performance under a lease or that a tenant will remain in a Unit through closing or thereafter through the balance of the term of the lease, and Buyer hereby releases Seller from any and all liability resulting from such lease(s). To the extent that this item has been initialed, Buyer understands and agrees that:

UNIT #____ ARE SUBJECT TO LEASES (OR SUBLEASES)

2.	Deposits.

(a)                      Deposits shall be made by wire transfer. The balance due at closing must be paid by wire transfer of U.S. funds to an account designated by Seller.

(b)                      Inasmuch as construction of the improvements has been substantially completed in accordance with the requirements of Section 718.202, Florida Statutes, Seller is not required to hold Buyer’s deposits in escrow. Notwithstanding the foregoing, Seller has agreed that all of Buyer’s deposits shall be held in escrow by Feingold Schechter P.A. (the “Escrow Agent”) until such time as same are to be disbursed in accordance with the terms of this Agreement. At closing, all deposits not previously disbursed to Seller (and any interest actually earned) will be released to Seller. Interest will not be credited against the Purchase Price. If Buyer defaults after the expiration of all applicable notice, cure and grace periods, Seller is entitled to retain all deposits (and any interest actually earned on them).  If Buyer properly terminates this Agreement in the manner allowed by this Agreement and/or applicable law, all deposits (and any interest actually earned on them, if any) will be returned to Buyer within three (3) business days after the effective date of Buyer’s cancellation.  No interest will be assumed to be earned under any circumstances if not actually earned. Buyer recognizes that if all or any portion of the deposits are retained in non-interest bearing accounts, no interest will be earned or be deemed to be earned (even if Seller indirectly benefits from any such retention). Furthermore, the Escrow Agent may select the type of account in which to invest the deposits in its sole and absolute discretion, and nothing in this Agreement shall require the Escrow Agent to place the deposits in an interest bearing account.  Notwithstanding the foregoing, the deposits shall be held in a state or federal bank or savings bank, whose accounts are generally insured by the FDIC.

3.	Payment of Purchase Price.

(a)           Buyer understands and agrees that Buyer will be obligated to pay "all cash" at closing. For purposes of this Agreement, "all cash" means immediately available wired federal funds in U.S. Dollars. Buyer understands that Buyer’s obligation under this Agreement to purchase the Units will not depend on whether or not Buyer qualifies for or obtains a mortgage from any lender. Buyer will be solely responsible for making Buyer’s own financial arrangements. Seller agrees, however, to cooperate with any lender Buyer chooses and to coordinate closing with such lender, if, but only if, such lender meets Seller's closing schedule and pays Seller the proceeds of its mortgage at closing. Should lender not pay Seller its proceeds at closing, Buyer will not be allowed to take possession of the Units until Seller actually receives the funds and they have cleared.

(b)          Although Seller has no obligation to do so, if Seller agrees to delay closing until Buyer's lender is ready, to wait for funding from Buyer's lender until after closing, or to accept a portion of the sums due at closing in the form of a personal check (none of which Seller is obligated to do), Buyer agrees to pay Seller a late funding charge computed at the then highest applicable lawful rate on all funds due Seller which have not then been paid to Seller (with regard to personal checks, which have not then cleared) from the date Seller originally scheduled closing to the date of actual payment (and, with regard to personal checks, to the date of final clearance). The foregoing sentence will survive (continue to be effective after) closing. The late funding charge may be estimated by Seller at closing and adjusted thereafter based on actual clearance dates. In the event of any delayed closing, Seller may adjust prorations as of the date the closing was originally scheduled.

4.	Seller’s Financing.

Seller may borrow (or may have borrowed) money from lenders for the acquisition, development, construction, operation and/or management of the Condominium and/or Units (and any other units/parcels owned by Seller, if any). Buyer agrees that any lender advancing funds for Seller’s use in connection with such acquisition, development, construction, operation and/or management will have a prior mortgage on the Units until closing. At closing, Seller shall cause the then applicable mortgages to be released as an encumbrance against the Units and may use Buyer’s closing proceeds for such purpose. Buyer agrees that neither this Agreement, nor Buyer’s making the Deposits will give Buyer any lien (equitable or otherwise) or claim against the Units, the Condominium or the real property upon which the Condominium has been (or will be) created. Without limiting the generality of the foregoing, Buyer’s rights under this Agreement (and the deposits made hereunder) do not provide any basis for establishing a lien against the Units or the property upon which the Condominium has been constructed, and, if a contrary determination is ever made, shall in all events be subordinate to all mortgages, mezzanine and any other forms of financing (and all modifications made to those mortgages, mezzanine and any other forms of financing) affecting the Units or the Condominium (or the real property upon which the Condominium is being developed) even if those mortgages, mezzanine and any other forms of financing (or modifications) are made or recorded after the date of this Agreement.  Notwithstanding anything contained herein to the contrary, by execution hereof, the Seller hereby represents and warrants that the Seller’s lender has consented to the terms hereof, including, but not limited to the Purchase Price, and has agreed to release the Units from its mortgage provided Seller’s lender receives all Seller’s proceeds as its partial release price.

5.	Existing Improvements and Other Matters.

(a)           The construction, furnishing, and landscaping of the Condominium Property is substantially complete as of the date Buyer signs this Agreement. Buyer acknowledges that Seller has requested Buyer to inspect the condition of the Units, generally, and at that time also to make Buyer’s own specific determinations as to the area and dimensions of the Units and the “Limited Common Elements” (as defined in the Declaration), if any.  If any previous inspection did not include an examination of such general conditions or these areas and dimensions, Buyer agrees to make such inspection and examination within fifteen (15) days following the date Buyer signs this Agreement (that is, during the period in which Buyer may cancel this Agreement for any reason at all, but any such inspection must first be coordinated with Seller). If, within this time, Buyer conducts such inspection as permitted by the foregoing sentence, and does not cancel this Agreement, or if Buyer does not make this specific inspection at all, Buyer will be deemed to have accepted the Units and the respective Limited Common Elements, if any, without reservations or claims as to their general condition, area, dimensions, ceiling heights or otherwise (subject, however, to matters set forth on the punch-list prepared during the pre-closing inspection described below).

(b)           Buyer recognizes that, during construction, Seller may have modified and adjusted plans and specifications for the improvements to the Condominium to reflect ongoing, “in the field” construction needs. Buyer acknowledges and agrees that (i) the plans and specifications for the Units and the Condominium on file with the applicable governmental authorities may not be identical in detail to Seller's plans and specifications, and (ii) because of the day-to-day nature of the changes described in this Section 5, the plans and specifications on file with applicable governmental authorities may not include some or any of these changes (there being no legal requirement to file all changes with such authorities). As a result of the foregoing, Buyer and Seller both acknowledge and agree that the Units and the Condominium may not have been constructed in accordance with the plans and specifications on file with applicable governmental authorities. Without limiting the generality of Section 13(l), Seller disclaims and Buyer waives any and all express or implied warranties that construction was accomplished in compliance with any plans and specifications on file with governmental authorities. Seller has not given and Buyer has not relied on or bargained for any such warranties. In furtherance of the foregoing, in the event of any conflict between the actual construction of the Units and/or the Building, and that which is set forth on the plans, Buyer agrees that the actual construction shall prevail and to accept the Units and Building as actually constructed (in lieu of what is set forth on the plans).

(c)           Buyer further recognizes and agrees that because the Improvements have been operational for some time now, they are not new. The “Common Elements” (as defined in the Declaration) should be expected to show some wear and tear. Additionally, the condition of the Common Elements is dependent upon the operation and maintenance of same by the Association.

(d)           Certain items which may be included with the Units, such as tile, cabinets, wood stain, grout, wall and ceiling textures, cultured marble, mica and carpeting, are subject to size and color variations, grain and quality variations, and may vary in accordance with price, availability and changes by manufacturer from those shown in the models or in illustrations or included in Seller's plans and specifications or in the published list of standard items (if any). If circumstances arise which, in Seller's reasonable opinion, warrant changes of suppliers, manufacturers, brand names or items, Seller may substitute equipment, material, appliances, etc., with items, which, in Seller's opinion, are of equal or better quality. Buyer also understands and acknowledges that Seller has the right to substitute or change materials and/or stain colors utilized in wood decor (if any). Buyer recognizes that certain colors as shown in displays or in the models, including, but not limited to, carpeting and wood stain, will weather and fade and may not be duplicated precisely.

(e)           Buyer will be given an opportunity prior to closing, on the date and at the time scheduled by Seller, to inspect the Units with Seller’s representative. At that time, Buyer will sign an inspection statement listing any defects in workmanship or materials (only within the boundaries of each Unit, itself) which Buyer discovers. If any item listed is actually defective in workmanship or materials in Seller’s opinion (keeping in mind the construction standards applicable in Miami-Dade County, Florida for properties of similar, type, style and age), Seller shall, subject to the other provisions hereof, be obligated to correct those defects at its cost within a reasonable period of time after closing, but Seller's obligation to correct will not be grounds for deferring the closing, nor for imposing any condition on closing. No escrows or holdbacks of closing funds will be permitted. If Buyer fails to take advantage of the right to a pre-closing inspection on the date and time scheduled, Seller will not be obligated to reschedule an inspection prior to closing.

(f)           No personal inspections (other than the one pre-closing inspection or as expressly provided herein) will be permitted. Buyer may not commence any work on the Units until after closing.

(g)           Buyer acknowledges that in designing the Condominium certain areas serve a purely functional purpose and are not intended to have a finished appearance. These areas include stairwells within the Building intended primarily for ingress and egress, and the garage and utility pipes within the Building. These areas may be left unfinished. Buyer also acknowledges and agrees that sound, vibrations and/or odor transmission in a multi-story building such as the Condominium is very difficult to control, and that noises, vibration and/or odors from adjoining or nearby improvements and/or mechanical equipment can often be detected in other units. Without limiting the generality of Section 13(l), Seller does not make any representation or warranty as to the level of sound, vibration and/or odor transmission. Buyer waives and releases any such warranty and claim for loss or damages resulting from sound, vibration and/or odor transmission. Buyer also understands and agrees that there are various methods for calculating the square footage of a Unit, and that depending on the method of calculation, the quoted square footage of each Unit may vary by more than a nominal amount. Actual square footage of a Unit may also be affected as a result of in the field construction changes and other permitted changes to a Unit, as more fully described in this Section. Accordingly, during the pre-closing inspection, Buyer should, among other things, review the size and dimensions of each Unit. By closing, Buyer shall be deemed to have conclusively agreed to accept the size and dimensions of each Unit, regardless of any variances in the square footage from any disclosed to Buyer at any time prior to closing, whether or not included in the Condominium Documents, Seller's promotional materials or otherwise. Without limiting the generality of any other provision of this Agreement, Seller is not making any representation or warranty as to the actual size, dimensions or square footage of the Units. Buyer waives and releases any such warranty and claim for loss or damages resulting from any variances between any represented or otherwise disclosed square footage and the actual square footage. The agreements and waivers of Buyer contained in this Section will survive (continue to be effective after) closing.

From and after the closing, Buyer agrees to grant Seller and its agents access to the Units at reasonable times during normal business hours to complete any necessary repairs to the Unit, provided Seller provides Buyer prior written notice of the same and Buyer consents to the same in writing.  If Buyer cannot be present at the time such work is to be performed to facilitate completion of such work, Buyer may authorize Seller, its agents, employees and contractors to enter the Unit for such purposes using a master key or a key maintained by the Association.  Provided Buyer consents to Seller’s access to the Units pursuant to the terms hereof, if Buyer elects not to be present at the time that Seller performs any such work, Buyer hereby waives and releases Seller (its partners, contractors, subcontractors, employees, agents, designees and assigns) from any and all claims that Buyer may have against Seller (its partners, contractors, subcontractors, employees, agents, designees and assigns) relating to damage to or theft of property from the Units that is not due to the negligence or intentional acts of Seller or its partners, contractors, subcontractors, employees, agents, designees and/or assigns.  The Buyer acknowledges and agrees that the procedure set forth in this Section may cause delays in the completion of the repairs.

(h)           Every new home contains products that have water, powders, solids and industrial chemicals that are used in constructing the home. The water, powders, solids and industrial chemicals will and do contain mold, mildew, fungus, spores and chemicals which may cause allergic or other bodily reactions in certain individuals. Buyer should consult Buyer's physician to determine the molds, mildews, fungus, spores or chemicals that my adversely affect Buyer or members of Buyer's family.

(i)           LEAKS, WET FLOORING AND MOISTURE WILL CONTRIBUTE TO THE GROWTH OF MOLDS, MILDEWS, FUNGUS OR SPORES. BUYER UNDERSTANDS AND AGREES THAT THE DEVELOPER IS NOT RESPONSIBLE AND BUYER DISCLAIMS ANY RESPONSIBILITY FOR, ANY ILLNESS OR ALLERGIC REACTION WHICH BUYER MAY EXPERIENCE AS A RESULT OF MOLD, MILDEW, FUNGUS OR SPORES. BUYER UNDERSTANDS AND AGREES THAT IT IS BUYER’S RESPONSIBILITY TO KEEP THE UNITS CLEAN, DRY, WELL-VENTILATED AND FREE OF CONTAMINATION AFTER THE CLOSING.

6.             Damage Before Closing.  If the Condominium, the Building or any of the Units are damaged by fire or other casualty after this Agreement takes effect but before closing, Buyer shall have the right to elect whether to (i) terminate this Agreement, in which event the Escrow Agent shall refund the Buyer’s deposit, if Buyer is not in default, and such refund will end any rights or responsibilities Buyer and Seller may have to each other, or (ii) close on the purchase of the Units and receive any insurance proceeds received by the Seller with respect to the Units.  In the event the Buyer and the Seller agree to have the Seller repair the Condominium, the Building and/or the Units, and the Seller completes such repairs pursuant to said agreement, any money received in settlement of the damage from insurance or otherwise will belong to Seller and in such event, if Buyer receives any money in connection with the damage, Buyer will turn it over to Seller immediately.

7.	Closing Date.

(a)           Buyer and Seller agree that, except if changed by Seller in the manner provided herein, the closing shall be held on the date and at the time indicated on the first page of this Agreement. The date set forth in the notice of closing shall be the date utilized for calculation of all prorations and adjustments required by this Agreement. The closing shall be held at an office designated by Seller.

(b)           Intentionally deleted.

(c)           If Buyer fails to receive any notice because Buyer failed to advise Seller of any change of address or telephone, telex or facsimile number, or for any other reason, Buyer will not be relieved of Buyer’s obligation to close on the scheduled date unless Seller agrees in writing to postpone the scheduled date. Buyer understands that Seller is not required to reschedule or to permit a delay in the closing and any request by Buyer to reschedule a closing will not be effective unless agreed to in writing signed by Seller. Buyer and Seller understand that time is of the essence under this Agreement.

(d)           Intentionally deleted.

8.             Title to Units. Title to each Unit will be conveyed by the Seller by delivery to Buyer of a special warranty deed (for a total of 21 special warranty deeds) and title will be good, marketable and insurable subject to the following matters ("Permitted Exceptions"):

(a)           Liability for all taxes and assessments on the Units for the year Buyer receives title and for all subsequent years, subject to the proration provisions hereof.

(b)           Restrictions, covenants, conditions, limitations or easements recorded in the public records, which shall be identified on Exhibit C attached hereto and made a part hereof.

(c)           Zoning, the major use special permit for this project, the covenant in lieu of unity of title and other restrictions, requirements or prohibitions imposed by governmental authority.

(d)           Restrictions, covenants, conditions, terms and other provisions imposed by the recorded Declaration of Condominium and the declaration of covenants and easements and their exhibits as they may be amended from time to time, which shall be identified on Exhibit C attached hereto and made a part hereof.

(e)           Liens for work, materials or services furnished on behalf of Buyer.

(f)           Any mortgage executed or assumed by Buyer that encumbers one or more Units.

(g)           Matters disclosed by the condominium survey and/or personal inspection and the Condominium Documents.

(h)           Pending liens for any public improvements which have not been certified as of the date of this Agreement.

(i)            Intentionally deleted.

(j)           Any standard printed exceptions contained in an ALTA’s Owners title insurance policy issued in Miami-Dade County, Florida;

(k)           Any matters not listed above as long as affirmative title insurance is given for these matters.

If Seller cannot provide title as described above, Seller will have a reasonable time (no less than thirty (30) days) to correct any defects, but Seller is not obligated to do so, provided, however, Seller shall be obligated to escrow the prorata share of the Units from the face value of a title defect pursuant to Florida Statute Ch 713. If Seller cannot, after making reasonable efforts to do so (which shall not require the bringing of lawsuits or the payment or satisfaction of involuntary liens or judgments except as provided in this section) correct the title defects, Buyer will have two options: (1) Buyer may accept title in the condition Seller offers it (with defects) and pay the full Purchase Price for the Units; if Buyer elects this option, Buyer will not make, nor will Buyer have the right to make, any claims against Seller because of the defects; or (2) Buyer may cancel this Agreement and receive a full refund of all the deposits; if Buyer’s deposits are refunded in accordance with the foregoing, Buyer agrees to accept them as full payment of Seller's liability to Buyer and Buyer will not make, and will not have the right to make additional claims against Seller.

Seller will not be required to provide the Buyer with an abstract of title for the Units. Title to the Units for all purposes shall conclusively be deemed good, marketable and insurable if Buyer is able to obtain an ALTA Form "B" owner's title insurance policy insuring the Units subject only to the Permitted Exceptions within a reasonable time following Closing.

At closing, Seller agrees to deliver to the title agent a signed title affidavit in the form attached hereto as Exhibit D and any such other document that the title agent may reasonably require in connection with the issuance of the owner’s title insurance policy.

9.             Fees and Costs.  Buyer understands that in addition to the Purchase Price for the Units and the costs associated with any mortgage Buyer may secure, Buyer must pay certain other fees and costs when Buyer accepts ownership at the closing. Those extra charges are as follows:

(a)           Intentionally deleted.

(b)           Intentionally deleted.

(c)           Intentionally deleted.

(d)           Pending liens for any public improvements.

(e)           Expenses of the Units such as, taxes, assessments, condominium maintenance charges and charges to the Hotel Unit Owner, which will be prorated between Buyer and Seller at closing.  If real estate taxes are prorated pursuant to this paragraph prior to the issuance of the actual tax bill, there will be no re-proration of taxes after the issuance of the bill, even if the actual tax bill is higher or lower than the prior bill.

                (f)          A working capital contribution in the amount equal to two monthly payments of assessments to the Condominium Association for expenses incurred to establish and maintain the Condominium Association (which will not be credited against Buyer's obligation for assessments following closing).

(g)           A working capital contribution to the Hotel Parcel Owner and to the Master Association, each in the amount of two monthly payments of the estimated annual assessments allocable to Buyer’s Units (which will not be credited against Buyer's obligation for assessments following closing).

(h)          Intentionally deleted.

(i)           Intentionally deleted.

(j)           The cost of an owner's title insurance policy insuring Buyer's interest in the Unit.

(k)           Intentionally deleted.

In addition, if Buyer obtains a loan for any portion of the Purchase Price, Buyer will be obligated to pay any loan fees, closing costs, escrows, appraisals, credit fees, lender’s title insurance premiums, prepayments and all other expenses charged by any lender giving Buyer a mortgage, if applicable. The amount of all lender’s charges is now unknown.  In addition, Buyer shall be obligated to pay the premiums (at promulgated rate) for any title endorsements requested by Buyer’s lender. Notwithstanding any of the references in this paragraph to coordinating closing with any lender that Buyer may elect to obtain, nothing herein shall be deemed to make the Agreement, or the Buyer’s obligations under the Agreement, conditional or contingent in any manner on the Buyer obtaining a loan to finance any portion of the Purchase Price; it being the agreement of the Buyer that the Buyer shall be obligated to close “all cash”.

Buyer shall use a title company of Buyer’s choice in connection with the purchase of the Units and Buyer hereby agrees to pay for the premium for an owner's policy of title insurance and the cost to record the deed.  Buyer will pay the title search fee, if any, the settlement fee, and all financing costs, if any.  The title agent selected by the Buyer shall also act as the closing agent.

Buyer agrees to pay one-half of the documentary stamp taxes due on each deed.  In addition, Seller’s broker, Cervera Real Estate, Inc. (“Cervera”) agrees to provide Buyer a credit on the closing statement in an amount equal to one-half of the documentary stamp taxes due on each deed, for a total of $26,468.37 (the “Documentary Stamp Tax Credit”).  Seller hereby agrees that Cervera’s agreement to provide the Buyer the Documentary Stamp Tax Credit is a condition to Buyer’s obligation to close on the purchase of the Units pursuant to the terms hereof.  Cervera has joined in the execution of this Agreement solely for the purposes of agreeing to the provisions of this paragraph.  In no event shall the Seller be obligated to pay for the documentary stamps on the deed or surtax, if any, or any portion thereof.

For clarification purposes, Buyer shall not be obligated to pay (i) a administrative or developer’s fee or (ii) any Move-In Fee at the time of closing.

10.           Default.  If Buyer fails to perform any of Buyer’s obligations under this Agreement (including making scheduled deposits and other payments) Buyer will be in “default”.  If Buyer is still in default ten (10) days after Buyer receives Seller’s written notice thereof, Seller shall be entitled to the remedies provided herein. If, however, Buyer's default is in failing to close on the scheduled date, then Seller can cancel this Agreement without giving Buyer any prior (or subsequent) notification or opportunity to close at a later date and Seller shall be entitled to keep the $100,000 deposit paid by Buyer.

Upon Buyer’s default (and the expiration of any notice period, if applicable), all Buyer’s rights under this Agreement will end and Seller can resell the Units for a higher or lower price without any accounting to Buyer.  Buyer understands that because Seller has taken the Units off the market for Buyer, has spent money on sales, advertising, promotion and construction and has incurred other costs incident to this sale, Buyer’s default will damage Seller. As compensation for this damage, in the event Seller cancels this Agreement because of Buyer’s default, Buyer authorizes Seller to keep, to the extent paid, the $100,000 deposit Buyer has then made, as liquidated damages (and not as a penalty), as Seller’s sole and exclusive remedy.  Buyer and Seller agree to this because there is no other precise method of determining Seller's damages.  Any damage or loss that occurs to the Condominum Property while Buyer is in default will not effect Seller’s right to liquidated damages.

If Seller fails to perform any of Seller’s obligations under this Agreement, Seller will be in “default”. Subject to the terms of this Agreement, if Seller is still in default ten (10) days after Seller receives Buyer’s written notice thereof, Buyer will have such rights as may be available in equity and/or under applicable law.

The provisions of this Section 10 will survive (continue to be effective after) closing.

11.           Litigation.  In the event of any litigation concerning the interpretation of, or rights or obligations under, this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees, paralegal fees and court costs through trial and any all appeals. Only those provisions and disclaimers in this Agreement, which specifically state that they shall have effect after closing, will survive (continue to be effective after) closing and delivery of the deed.  All other provisions shall be deemed merged into the deed.

12.           Seller's Use of Condominium Property.  As long as Seller owns a unit or units in the Condominium, Seller and Seller's agents may maintain sales offices and models to assist Seller in selling units in the Condominium.

13.           Miscellaneous Provisions.

(a)           Agreement not to be recorded.  Buyer will not record, nor permit others on Buyer’s behalf to record, this Agreement, nor any notice or memorandum, in the Public Records of the County in which the Condominium is located. If Buyer does, Buyer shall be in default. Buyer acknowledges that Buyer has not acquired any right, title, interest, or lien right (equitable or otherwise) in the Units prior to closing and Buyer agrees not to file a lis pendens (except in connection with an action for specific performance), claim of lien or any other document concerning any dispute which Buyer may subsequently have with Seller concerning or arising out of this Agreement.

(b)           Sales Commissions.  Seller will pay all sales commissions of Seller's on-site sales personnel who are Seller's agents and not Buyer’s agents or dual agents. Buyer and Seller agree to indemnify and hold each other harmless from the claims of any other persons claiming a real estate commission (other than any brokers described in the signature page) unless Seller has agreed in writing to pay commissions to any other party.  Each party’s indemnity and agreement to hold the other party harmless includes, without limitation, such party’s obligation to pay or reimburse the other party for all commissions, damages and other sums for which one party may be held liable and all attorneys' fees and court costs actually incurred by such party (including those for appeals), regardless of whether a lawsuit(s) is actually brought or whether such party ultimately wins or loses.  By signing this Agreement, Buyer is representing and warranting to Seller that Buyer has not consulted or dealt with any broker, salesperson, agent or finder other than Seller's sales personnel (and any broker described in the signature page), nor has the sale been procured by any real estate broker, salesperson, agent or finder other than Seller's sales personnel (and any broker described in the signature page).  By signing this Agreement, Seller is representing and warranting to Buyer that Seller has not consulted or dealt with any broker, salesperson, agent or finder other than Seller's sales personnel (and any broker described in the signature page), nor has the sale been procured by any real estate broker, salesperson, agent or finder other than Seller's sales personnel (and any broker described in the signature page). This paragraph will survive (continue to be effective after) closing.

(c)           Notices.  Except with respect to fixing the closing date, any time Buyer and Seller are required to notify each other, the notice must be in writing. Written notices must be sent by facsimile, hand delivery, electronic mail (e-mail), air courier (such as DHL, UPS or Federal Express) or registered or certified mail, postage prepaid, with a return receipt requested.  Seller will send written notices to Buyer to the address on page 1, with a copy to Feingold Schechter P.A., 3858-S Sheridan Street, Hollywood, Florida 33021, Attn.:  Robert A. Feingold, Esq., Phone:  954.967.2575, Fax:  954.967.2576, Email:  robert.feingold@feingoldschechter.com. Buyer will send any written notices to Seller at Seller's address on page 1 with a copy to Arnstein & Lehr LLP, c/o Yael Doron, Esq., 201 Alhambra Cir #601, Coral Gables, Florida 33134, Phone:  305 529 2467, Fax:  305 357 1002, Email:  ydoron@arnstein.com. Either Buyer or Seller can change their respective addresses for notices by giving written notice to the other. A change of address notice is effective when it is received.  Notices personally delivered or sent by overnight courier shall be deemed given on the date of receipt, notices sent via facsimile or electronic transmission shall be deemed given upon transmission and notices sent via certified mail in accordance with the foregoing shall be deemed given upon receipt, or refusal to take receipt, if earlier.

(d)           Transfer or Assignment. Buyer has no right to assign, sell or transfer Buyer’s interest in this Agreement without Seller's written consent, which shall not be unreasonably withheld and/or delayed.

Without requiring the consent of Seller, provided that all 21 Units are assigned simultaneously to a single assignee in single assignment of purchase agreement, Buyer shall be permitted to assign all of its rights and obligations under the Agreement and all of its interest in the Units once to any single immediate family member, any single trust for the benefit of Buyer and/or its immediate family members and/or any single corporation, partnership or other single entity which is beneficially owned by Buyer (or its immediate family members), or any single entity under the common control of the Buyer, provided only that the assignee assumes in writing, for the benefit of Seller, all of Buyer’s duties and obligations under the Agreement and said assumption is delivered to Seller promptly following said assignment and in no event less than three (3) days prior to closing.  For clarification, the Buyer has no right to assign some or a portion of the Units. Notwithstanding the foregoing, said assignment shall not release Buyer from any of its obligations under this Agreement.

Seller may freely assign, transfer or sell any or all of Seller's rights and obligations under this Agreement.  If Seller decides to sell all or any part of the Condominium, Seller may assign or transfer Seller's interest in this Agreement and Buyer’s consent will not be required.   Notwithstanding the foregoing, said sale or assignment shall not release the named Seller from any duties, obligations or responsibilities under this Agreement or the Condominium Documents.

(e)           Others Bound by this Agreement. As Buyer is a corporation or other business entity, this Agreement will bind Buyer’s successors in interest. If Buyer has received Seller's written permission to assign or transfer this Agreement it will bind anyone receiving Buyer’s interest.

(f)           Buyer’s Right to Cancel.

THIS AGREEMENT IS VOIDABLE BY BUYER BY DELIVERING WRITTEN NOTICE OF THE BUYER'S INTENTION TO CANCEL WITHIN 15 DAYS AFTER THE DATE OF EXECUTION OF THIS AGREEMENT BY THE BUYER AND THE SELLER (AND A COPY OF THE FULLY EXECUTED AGREEMENT IS DELIVERED TO THE BUYER), AND RECEIPT BY BUYER OF ALL OF THE ITEMS REQUIRED TO BE DELIVERED TO BUYER BY THE SELLER/DEVELOPER UNDER SECTION 718.503, FLORIDA STATUTES. THIS AGREEMENT IS ALSO VOIDABLE BY BUYER BY DELIVERING WRITTEN NOTICE OF THE BUYER'S INTENTION TO CANCEL WITHIN 15 DAYS AFTER THE DATE OF RECEIPT FROM THE SELLER/DEVELOPER OF ANY AMENDMENT WHICH MATERIALLY ALTERS OR MODIFIES THE OFFERING IN A MANNER THAT IS ADVERSE TO THE BUYER. ANY PURPORTED WAIVER OF THESE VOIDABILITY RIGHTS SHALL BE OF NO EFFECT. BUYER MAY EXTEND THE TIME FOR CLOSING FOR A PERIOD OF NOT MORE THAN 15 DAYS AFTER THE BUYER HAS RECEIVED ALL OF THE ITEMS REQUIRED. BUYER'S RIGHT TO VOID THIS AGREEMENT SHALL TERMINATE AT CLOSING. FIGURES CONTAINED IN ANY BUDGET DELIVERED TO THE BUYER PREPARED IN ACCORDANCE WITH THE CONDOMINIUM ACT ARE ESTIMATES ONLY AND REPRESENT AN APPROXIMATION OF FUTURE EXPENSES BASED ON FACTS AND CIRCUMSTANCES EXISTING AT THE TIME OF THE PREPARATION OF THE BUDGET BY THE SELLER/DEVELOPER. ACTUAL COSTS OF SUCH ITEMS MAY EXCEED THE ESTIMATED COSTS. SUCH CHANGES IN COST DO NOT CONSTITUTE MATERIAL ADVERSE CHANGES IN THE OFFERING.

If Buyer does not cancel this Agreement during this 15-day period in the manner set forth above, it means that Buyer ratifies this Agreement and the Condominium Documents and Buyer agrees that such provisions are fair and reasonable in Buyer’s opinion.

(g)           Florida Law and Venue; Severability. Any disputes that develop under this Agreement will be settled according to Florida law, in the courts of Miami-Dade County, without giving effect to principles of conflict of laws, except as specifically preempted by federal law. If any part of this Agreement violates a provision of Florida law, Florida law will control. In that event, however, the remainder of the Agreement will remain in force and effect.

Without limiting the generality of the foregoing, it is Buyer’s and Seller’s mutual desire and intention that all provisions of this Agreement be given full effect and be enforceable strictly in accordance with their terms. If, however, any part of this Agreement is not enforceable in accordance with its terms or would render other parts of this Agreement or this Agreement, in its entirety, unenforceable, the unenforceable part or parts are to be judicially modified, if at all possible, to come as close as possible to the expressed intent of such part or parts (and still be enforceable without jeopardy to other parts of this Agreement, or this Agreement in its entirety), and then are to be enforced as so modified.  If the unenforceable part or parts cannot be so modified, such part or parts will be unenforceable and considered null and void in order that the mutual paramount goal (that this Agreement is to be enforced to the maximum extent possible strictly in accordance with its terms) can be achieved.

(h)           Association Membership.  When Buyer closes and acquires the Units, Buyer becomes a member of the Condominium Association and will accept the liabilities and obligations of such membership. Buyer will also be subject to those matters described in the declaration of covenants and easements appearing in the Condominium Documents. Buyer understands that Seller may advance money to the associations to permit them to pay for certain of their expenses (for example, insurance premiums, utility and/or cable or other interactive communication charges and deposits, permit and license fees, charges for service contracts, salaries of employees of the associations and other similar expenses).  Seller may be entitled to be reimbursed by the associations for all or certain of the sums so advanced.  No initial capital contributions to the Condominium Association may be used for such purposes as long as any guaranty by Seller of the Condominium Association’s assessments is in effect.

(i)           Entire Agreement.  This Agreement contains the entire understanding between Buyer and Seller concerning the sale and purchase of the Units and can only be amended in writing, executed by both Buyer and Seller.  Prior agreements, representations, understandings and oral statements not reflected in this Agreement and the Condominium Documents are void and have no effect. Buyer warrants that Buyer has not relied on any verbal representations, portrayals or promises other than as expressly contained herein and in the Condominium Documents, including, specifically, but without limitation, any representations as to: (a) potential appreciation in or resale value of the Units, (b) the existence of any "view" from the Units or that any existing "view" will not be obstructed in the future, (c) traffic conditions in, near or around the Condominium, (d) disturbance from nearby properties, or (e) disturbance from air or vehicular traffic. Buyer further acknowledges, warrants, represents and agrees that this Agreement is being entered into by Buyer without reliance upon any representations concerning any potential for future profit, any future appreciation in value, or rental income potential, tax advantages, depreciation or investment potential and without reliance upon any monetary or financial advantage. Buyer acknowledges and agrees that no such representations, including representations as to the ability or willingness of Seller or its affiliates to assist Buyer in renting or selling the Units, have been made by Seller or any of its agents, employees or representatives.  Buyer further represents and warrants to Seller that Buyer is entering into this Agreement with the full intention of complying with each and every one of the obligations hereunder, including, without limitation, the obligation to close on the purchase of the Units. Neither Seller, nor anyone working by, through or under Seller, has made any statement or suggestion that Buyer would not be obligated to fully comply with the terms of this Agreement and to close on the purchase of the Units. Further, Buyer understands and agrees that neither Seller, nor any brokerage, in-house sales personnel and/or other persons working by, through or under Seller, are under any obligation whatsoever to assist Buyer with any resale of the Units.  Buyer has fully reviewed this Agreement and sought all legal and other advice which Buyer deems necessary and agrees that no provision in this Agreement shall be more strictly construed against either Buyer or Seller than the other.  Buyer acknowledges that this Agreement was negotiated in the English language.

(j)           Changes.  Buyer agrees that the Condominium Documents and other documents delivered to Buyer may be amended by Seller, the Condominium Association or the Master Association in any manner whatsoever, to the extent allowed under law and pursuant to the Condominium Documents. Seller may make changes in such documents in its sole discretion.  Buyer will receive a copy of all such amendments that are made. As to these changes, Buyer will have 15 days from the date of receipt of such changes which materially alter or modify the offering of the Condominium in a manner adverse to Buyer in which to cancel this Agreement (by delivering written notice to Seller of such cancellation) and receive a refund of any deposits with applicable interest.  If Buyer has the right to cancel this Agreement by reason of a material change in a manner adverse to Buyer, Buyer’s failure to request cancellation in writing within the 15-day period will mean that Buyer accepts the changes and waives irrevocably Buyer’s right to cancel.  All rights of cancellation will terminate, if not sooner, then they will cancel absolutely at closing. After closing, Buyer will have no remedy for any changes Seller may make or has made. This Section will survive (continue to be effective) after closing.

                (k)           Amendment to Declaration of Condominium.  Seller shall record or cause to be recorded an amendment to the Declaration of Condominium in the form attached hereto as Exhibit E.

(l)           Warranty.  To the maximum extent lawful, all implied warranties of fitness for a particular purpose, merchantability and habitability, all warranties imposed by statute (except only those imposed by the Florida Condominium Act to the extent they cannot be disclaimed and to the extent they have not expired by their terms) and all other implied or express warranties of any kind or character are specifically disclaimed.  Without limiting the generality of the foregoing, Seller hereby disclaims any and all express or implied warranties as to design, construction, view, sound and/or odor transmission, furnishing and equipping of the Condominium Property and/or the Project, the existence of molds, mildew, spores, fungi and/or other toxins within the Condominium Property and/or the Project, except only those set forth in Section 718.203 of the Act, to the extent applicable and to the extent that same have not expired by their terms. Seller has not given and Buyer has not relied on or bargained for any such warranties, either with respect to any portions of the Condominium Property and/or the Project.

As to any implied warranty which cannot be disclaimed entirely, all secondary, incidental and consequential damages are specifically excluded and disclaimed (claims for such secondary, incidental and consequential damages being clearly unavailable in the case of implied warranties which are disclaimed entirely above).  Buyer acknowledges and agrees that Seller does not guarantee, warrant or otherwise assure, and expressly disclaims, any right to view and/or natural light.

Further, given the climate and humid conditions in South Florida, molds, mildew, spores, fungi and/or other toxins may exist and/or develop within the Units, the Condominium Property and/or the Project.  Buyer is hereby advised that certain molds, mildew, spores, fungi and/or other toxins may be, or if allowed to remain for a sufficient period may become, toxic and potentially pose a health risk. By executing and delivering this Agreement and closing, Buyer shall be deemed to have assumed the risks associated with molds, mildew, spores, fungi and/or other toxins and to have released and indemnified Declarant, Seller and the Hotel Parcel Owner from and against any and all liability or claims resulting from same, including, without limitation, any liability for incidental or consequential damages (which may result from, without limitation, the inability to possess the Unit, inconvenience, moving costs, hotel costs, storage costs, loss of time, lost wages, lost opportunities and/or personal injury and death to or suffered by any of “Buyer’s Guests” (as defined below) and any other person or any pets). Without limiting the generality of the foregoing, leaks, leaving exterior doors or windows open, wet flooring and moisture will contribute to the growth of mold, mildew, fungus or spores. Buyer understands and agrees that neither Declarant, Hotel Parcel Owner nor Seller is responsible for, and Declarant, Hotel Parcel Owner and Seller hereby disclaim any responsibility for any illness or allergic reactions which may be experienced by Buyer, its pets, its family members and/or its or their guests, tenants and invitees (collectively “Buyer’s Guests”) as a result of mold, mildew, fungus or spores. It is solely the Buyer’s responsibility to keep the Unit clean, dry, well-ventilated and free of contamination.

In the event a competent court of law determines that this disclaimer is ineffective the parties agree that any action brought under implied warranty must be brought within one year from the date of Buyer's closing. This clause shall survive the contemplated closing and the delivery of the deed to Buyer.

No warranties or guaranties are given as to consumer products as defined in 15 U.S.C., Section 2301 et seq. (Magnuson-Moss Warranty Act). Seller has not given and Buyer has not relied on or bargained for any such warranties.

As used in this Section, references to Declarant, Hotel Parcel Owner or Seller shall include each of the named parties, their members, managers, partners and its and their shareholders, directors, officers, committee and Board Members, employees, agents, contractors, subcontractors and its and their successors or assigns.

(m)           Time is of the Essence.  The performance of all obligations by Buyer and Seller on the precise times stated in this Agreement is of absolute importance and failure by Buyer or Seller to so perform on time is a default, time being of the essence as to the obligations hereunder.

(n)           Administrative Fee.  If this Agreement is terminated by either Buyer or Seller, Buyer agrees to pay a $100 charge to Seller if Buyer does not return the Condominium Documents to Seller in good condition.

(o)           FIRPTA. The parties agree to comply with the Foreign Investment Real Property Tax Act, as amended, and agree that there will be no withholding at closing on account of such Act.

(p)           Radon Disclosure. In accordance with the provisions of Florida Statutes, Section 404.056(8), Seller is required to make and are making the following disclosure: "RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county health department" Buyer further acknowledges that Seller has made no representation or warranty concerning geological or environmental matters such as radon gas.  Buyer understands that if Buyer requires more information concerning this potential risk, the U.S. Environmental Protection Agency and state and local authorities are best equipped to render advice.

(q)           Inducement. Buyer understands that the Units may be completed and the closing scheduled while construction proceeds in other portions of the Building.  Buyer understands such construction may give rise to noise and dust. Buyer also understands that construction in adjacent areas may give rise to noise and dust and may result in views from Buyer’s Unit being blocked and Buyer’s loss of light and air.  Buyer agrees to accept the Unit subject to the foregoing factors.

(r)           Condominium Documents. Buyer acknowledges receipt of those documents described as received in the receipt for condominium documents which Buyer has executed. Buyer agrees this Agreement is subject to all of the terms, conditions and disclosures set forth in the Condominium Documents. The terms used in this Agreement shall have the same definitions and meanings as those set forth in the Condominium Documents, unless otherwise provided in this Agreement or unless the context otherwise requires.

(s)           Insulation; Energy Efficiency. Pursuant to title 16, Chapter 1, Section 460.16 of the Code of Federal Regulations, the type, thickness, and R-value of the insulation materials installed in the construction of the Units, are set forth below.

	Type	Thickness	R-Value
Exterior Walls	Stucco over CMU	8"	7
Partitions	GWB over metal stud	5"	11
Ceiling	Concrete slab	9" (10" min. at roof)	11 (19 at roof)
Floor	Concrete slab	9"	11

Seller will have the right to substitute insulation so long as the R-value is equal to or greater than that set forth above. Buyer understands the R-values set forth below are supplied by the manufacturer, and Seller will have no liability if the R-value is, in fact, different than that indicated.

(t)           Additional Disclosures.

(1)           To the extent required by applicable law, Buyer may have the building's energy efficiency rating determined for the Building in which the Units are located. Buyer acknowledges receipt of the Department of Community Affairs informational brochure regarding energy efficiency ratings.

(2)           Pursuant to Section 489.1425 of the Florida Statutes, Seller provides the following notice. PAYMENT MAY BE AVAILABLE FROM THE CONSTRUCTION INDUSTRIES RECOVERY FUND IF BUYER LOSES MONEY ON A PROJECT PERFORMED UNDER CONTRACT, WHERE THE LOSS RESULTS FROM SPECIFIED VIOLATIONS OF FLORIDA LAW BY A STATE-LICENSED CONTRACTOR. FOR INFORMATION ABOUT THE RECOVERY FUND AND FILING A CLAIM, CONTACT THE FLORIDA CONSTRUCTION INDUSTRY LICENSING BOARD AT THE FOLLOWING TELEPHONE NUMBER AND ADDRESS (904) 727-6530, 7960 ARLINGTON EXPRESSWAY, SUITE 300, JACKSONVILLE, FLORIDA 32211. Seller makes no assurance as to the applicability of the foregoing provision, nor that funds from the Construction Industries Recovery Fund will be available to Buyer under any circumstances.

(3)           FIGURES CONTAINED IN ANY BUDGET DELIVERED TO THE BUYER PREPARED IN ACCORDANCE WITH THE CONDOMINIUM ACT ARE ESTIMATES ONLY AND REPRESENT AN APPROXIMATION OF FUTURE EXPENSES BASED ON FACTS AND CIRCUMSTANCES EXISTING AT THE TIME OF THE PREPARATION OF THE BUDGET BY THE DEVELOPER. ACTUAL COSTS OF SUCH ITEMS MAY EXCEED THE ESTIMATED COSTS. SUCH CHANGES IN COST DO NOT CONSTITUTE MATERIAL ADVERSE CHANGES IN THE OFFERING.

(4)           Pursuant to the mandates of Miami-Dade County Ordinance 93-2I and the provisions of Chapter 11C of the Miami-Dade County Code, Buyer is hereby advised that the Units are located in (i) a coastal high hazard area, and (ii) a special flood hazard area.

(5)           Property Taxes. BUYER SHOULD NOT RELY ON THE SELLER'S CURRENT PROPERTY TAXES AS THE AMOUNT OF PROPERTY TAXES THAT THE BUYER MAY BE OBLIGATED TO PAY IN THE YEAR SUBSEQUENT TO PURCHASE. A CHANGE OF OWNERSHIP OR PROPERTY IMPROVEMENTS TRIGGERS REASSESSMENTS OF THE PROPERTY THAT COULD RESULT IN HIGHER PROPERTY TAXES. IF BUYER HAS ANY QUESTIONS CONCERNING VALUATION, CONTACT THE COUNTY PROPERTY APPRAISER'S OFFICE FOR INFORMATION.

                (6)           Prior to execution of this Agreement, Seller provided a Disclosure Summary to Buyer. Such Disclosure Summary is incorporated herein by reference. BUYER HEREBY ACKNOWLEDGES THAT BUYER HAS RECEIVED AND READ THE DISCLOSURE SUMMARY. BUYER SHOULD NOT EXECUTE THIS AGREEMENT UNTIL BUYER HAS READ THE DISCLOSURE SUMMARY PROVIDED BY SELLER. BUYER'S SIGNATURE ON THIS AGREEMENT ACKNOWLEDGES BUYER’S RECEIPT, AND REVIEW, OF THE DISCLOSURE SUMMARY WHOSE TERMS ARE INCORPORATED BY SUMMARY.

(7)           While Seller does not believe that the disclosure required by Section 720.401, Florida Statutes is mandated to be delivered to buyers of Units in the Condominium, same has been provided. To the extent that Section 720.401 is deemed to mandate the delivery of the Disclosure Summary, same also requires provision of the following notice: IF THE DISCLOSURE SUMMARY REQUIRED BY SECTION 720.401, FLORIDA STATUTES, HAS NOT BEEN PROVIDED TO THE PROSPECTIVE BUYER BEFORE EXECUTING THIS AGREEMENT FOR SALE, THIS AGREEMENT IS VOIDABLE BY BUYER BY DELIVERING TO SELLER OR SELLER'S AGENT OR REPRESENTATIVE WRITTEN NOTICE OF THE BUYER'S INTENTION TO CANCEL WITHIN 3 DAYS AFTER RECEIPT OF THE DISCLOSURE SUMMARY OR PRIOR TO CLOSING, WHICHEVER OCCURS FIRST.  ANY PURPORTED WAIVER OF THIS VOIDABILITY RIGHT HAS NO EFFECT. BUYER'S RIGHT TO VOID THIS AGREEMENT SHALL TERMINATE AT CLOSING.

(8)           ANY CLAIMS FOR CONSTRUCTION DEFECTS ARE SUBJECT TO THE NOTICE AND CURE PROVISIONS OF CHAPTER 558, FLORIDA STATUTES.

(u)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. These counterparts taken together shall constitute but one and the same instrument, which may be sufficiently evidenced by one such counterpart, or by signed facsimile copies.

(v)           Maintenance Assessments. The Estimated Operating Budget contained in the Prospectus contains estimated expenses of operating the Condominium Association and other parts of the Building during the fiscal year identified and the Schedule of Estimated Maintenance Charges indicates each Unit's share of such Budget. The Budget is an estimate only of costs to be incurred in the future. It is subject to modification at any time and from time to time to reflect changes in estimated expenses. Buyer understands that such modifications shall not affect Buyer’s obligations to purchase in accordance with the terms of this Agreement nor Seller's obligation to honor any written guaranty of the budget undertaken by Seller.  Buyer understands and agrees that because the Condominium and Master Associations are an on-going entities, the budgets of, and assessments payable to, the Associations may increase (based upon actual operating expenses and projections thereof), both before and after the closing under this Agreement.

(w)           Offer. The submission by Seller of this Agreement to Buyer for examination does not constitute an offer by Seller to Buyer, or a reservation of or option for any Units in the Condominium. This Agreement shall not become binding until executed and delivered by both Buyer and Seller. Upon execution by Buyer and delivery of same to the Seller, a fully executed copy of this Agreement shall be sent to Buyer no later than 2 US  business days from the date the Seller has received the Buyer’s signed copy, otherwise the offer shall be considered rejected.

(x)           Interpretation.  Notwithstanding that this Agreement was prepared by one party hereto, it shall not be construed more strongly against or more favorably for either party; it being known that both parties have had equal bargaining power, have been represented (or have had the opportunity to be represented) by their own independent counsel and have equal business acumen such that any rule of construction that a document is to be construed against the drafting party shall not be applicable. Buyer acknowledges and agrees that Buyer has had ample opportunity to inspect other similar condominiums and condominium documents, that Seller has clearly disclosed to Buyer the right to cancel this Agreement for any reason whatsoever, including any dissatisfaction Buyer may have with this Agreement or the Condominium Documents, within fifteen (15) days of the date Buyer executes this Agreement or has received the Condominium Documents, whichever is later.

(y)           Miscellaneous.  The explanations, definitions, disclaimers and other provisions set forth in the Condominium Documents are incorporated into this Agreement as if repeated at length here. When the words “this Agreement” are used, they shall include in their meaning all modifications, riders and addenda to it signed by Buyer and Seller. Seller’s waiver of any of its rights or remedies (which can only occur if Seller waives any right or remedy in writing) will not waive any other of Seller’s rights or remedies or prevent Seller from later enforcing all of Seller’s rights and remedies under other circumstances. To the extent that Buyer tenders a check to Seller as a portion of Buyer’s deposits under the Agreement, which check was drawn on the account of a party other than Buyer (a “Third Party Check”), Buyer represents and warrants to Seller, in order to induce Seller to accept the Third Party Check, that the Third Party Check was given as an accommodation to Buyer, and that the party issuing the Third Party Check has no right, title or interest in and to the Units and/or the Agreement and/or any portion of the deposits. Seller shall have the right to litigate ad valorem tax matters, impact charges, service fees and interim and/or special assessments concerning the Units, the Common Elements or any other portion of the Condominium Property for prior years and/or the year of closing. Signatures of the parties hereto on copies of this Agreement transmitted electronically or by facsimile machine shall be deemed originals for all purposes hereunder, and shall be binding upon the parties hereto.

14.           Legal Advice. This Agreement, the Condominium Documents, all disclosure materials including the sales brochure, if any, are important legal documents and if not understood, Buyer should seek legal advice.

GENERAL INFORMATION:

Co-Broker Information:	(See Section 13(b) above; if the space for Co-Broker’s name is left blank, it shall mean that Seller has not agreed to pay any co-broker)

Co-Broker’s Name:	Worldwide Development Services

Co-Broker’s Broker:	Eddy Martinez

Co-Broker’s Address:	1500 Bay Road, Miami Beach, FL 33139
	Phone No.:	786.286.4344	Fax No.:	305.532.7935
	E-Mail:	emartinez@worldwideds.com	License No.:	BK0678035

15.           Co-Broker Commission and Credit. Worldwide Development Services (the “Co-Broker”) shall be entitled to a commission equal to five percent (5%) of the Purchase Price, if, as and when the transaction contemplated hereby closes, which commission is payable by the Seller.  The Co-Broker has agreed to provide a credit to the Buyer in the amount of three percent (3%) of the Purchase Price (the “Buyer Co-Broker Credit”).  Seller hereby agrees that the Co-Broker’s agreement to provide the Buyer the Buyer Co-Broker Credit is a condition to Buyer’s obligation to close on the purchase of the Units pursuant to the terms hereof.  Co-Broker has joined in the execution of this Agreement for the purposes of agreeing to the provisions of this Section 15.

16.           Occupancy of the Units.   The Buyer agrees and acknowledges that prior to the first occupancy of each and any of the Units (whether by the Buyer, its Assignee, grantee or leassee) the Buyer shall pay or cause its first tenant to pay to the Condominium Association a $500 move-in fee (the “Move-In Fee”) which Move-In Fee is customarily paid by all buyers at closing.  Any lease agreement and any contract for the purchase and sale of any one or more of the Units shall include, and if it does not include, shall be deemed to include, said Move-In Fee due and payable to the Condominium Association prior to the first occupancy of a unit.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth below.

/s/ Jack Jemal WITNESS /s/ Joseph Damanti WITNESS
BUYER(S)

OPTIBASE REAL ESTATE MIAMI LLC, a Delawarelimited liability company

By: /s/ Amir  Philips
Name: Amir PhilipsTitle: Authorized Signatory
Date of Signature: December 30, 2010

By: /s/ Tom Wyler
Name: Tom WylerTitle: Authorized Signatory
Date of Signature: December 30, 2010

SELLER

LEVIEV BOYMELGREEN MARQUIS
DEVELOPERS, L.L.C.,
a Florida limited liability company

By:  /s/ Damien Stein
Name: Damien Stein
Title: Limited Authorized Signatory
Date of Signature: December 30, 2010

Date of Acceptance: December 30, 2010

AGREED AND ACCEPTED TO SOLELY
WITH RESPECT TO ITS OBLIGATIONS
UNDER SECTION 15 HEREOF WITH RESPECT
TO THE BUYER CO-BROKER CREDIT:

WORLDWIDE DEVELOPMENT SERVICES, INC.

By: /s/ Eddy Martinez
Name: Eddy Martinez
Title:   President
Date: December 30, 2010

AGREED AND ACCEPTED TO SOLELY
WITH RESPECT TO ITS OBLIGATIONS
UNDER THE SECOND TO LAST PARAGRAPH
OF SECTION 9 HEREOF REGARDING THE
DOCUMENTARY STAMP TAX CREDIT TO BUYER:

CERVERA REAL ESTATE, INC.

By: /s/ Alicia Cervera
Name: Alicia Cervera
Title:   President
Date: December 30, 2010